Exhibit (j)

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus of TIFF Investment Program, Inc., dated April 30, 2014, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of TIFF Investment Program, Inc., dated April 30, 2014 and revised August 1, 2014, each incorporated by reference into this Registration Statement (Form N-1A) (Post-Effective Amendment No. 45 to File No. 33-73408) of TIFF Investment Program, Inc., and to the incorporation by reference of our report dated February 26, 2014, included in the 2013 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 12, 2014